(d)(3)(i)

August 6, 2014

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement (the “Agreement”), dated May 13, 2013, between Voya Investments, LLC, formerly ING Investments, LLC, and Voya Investment Management Co. LLC, formerly ING Investment Management Co. LLC (the “Sub-Adviser”), as amended, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Securitized Credit Fund (the “Fund”), a newly established series of Voya Separate Portfolios Trust, formerly ING Separate Portfolios Trust, effective on August 6, 2014, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the above-mentioned Fund to Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fee indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Accepted and Agreed To:

Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	VP Finance	, Duly Authorized

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)
Voya Emerging Markets Corporate Debt Fund	May 13, 2013	0.3825%
Voya Emerging Markets Hard Currency Debt Fund	May 13, 2013	0.2925%
Voya Emerging Markets Local Currency Debt Fund	May 13, 2013	0.315%
Voya Investment Grade Credit Fund	May 13, 2013	0.18%
Voya Retirement Solution 2020 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2025 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya fund complex.  The term, “fund complex” shall have the same meaning as defined in Item 17 of Form N-1A, as it was effect on May 13, 2013.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily Assets allocated to the Sub-Adviser)
Voya Retirement Solution 2030 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2035 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2040 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2045 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2050 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution 2055 Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Retirement Solution Income Fund	May 13, 2013	Direct Investments(1) 0.135% Underlying Funds(2) 0.00%
Voya Securitized Credit Fund	August 6, 2014	0.225%